UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value per share

(Title of Class of Securities)

18451C109

(CUSIP Number)

August 5, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 18451C109	Page 2 of 22

1.	Name of reporting persons: GSO Special Situations Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 18451C109	Page 3 of 22

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 18451C109	Page 4 of 22

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 18451C109	Page 5 of 22

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 18451C109	Page 6 of 22

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): CO

13G
CUSIP No. 18451C109	Page 7 of 22

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 18451C109	Page 8 of 22

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 18451C109	Page 9 of 22

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,220,940
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,220,940
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): IN

13G
CUSIP No. 18451C109	Page 10 of 22

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 3,220,940
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 3,220,940
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): IN

13G
CUSIP No. 18451C109	Page 11 of 22

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 3,220,940
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 3,220,940
9.	Aggregate amount beneficially owned by each reporting person: 3,220,940
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.8%
12.	Type of reporting person (see instructions): IN

Item 1.	(a) Name of Issuer

Clear Channel Outdoor Holdings, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

200 East Basse Road, Suite 100

San Antonio, Texas 78209

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

(i)	GSO Special Situations Master Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(ii)	GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iii)	GSO Advisor Holdings L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iv)	Blackstone Holdings I L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(v)	Blackstone Holdings I/II GP Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vi)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vii)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

(ix)	Bennett J. Goodman
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

(x)	J. Albert Smith III
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

GSO Special Situations Master Fund LP directly holds the securities reported herein. GSO Capital Partners LP is the investment advisor of GSO Special Situations Master Fund LP. GSO Advisor Holdings L.L.C. is special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is controlled by Stephen A. Schwarzman, one of its founders. Each of Bennett J. Goodman and J. Albert Smith III is an executive of GSO Capital Partners LP.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the Common Stock held by GSO Special Situations Master Fund LP.

Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than GSO Special Situations Master Fund LP) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed constitute a “group.”

Item 2(d).	Title of Class of Securities:

Class A Common Stock, $0.01 par value per share (the “Common Stock”)

Item 2(e).	CUSIP Number: 18451C109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page.

As of the date hereof, GSO Special Situations Master Fund LP directly holds 3,220,940 shares of Common Stock. As of August 5, 2016, GSO Special Situations Master fund LP directly held 2,645,055 shares of Common Stock.

(b)	Percent of class:

Calculations of the percentage of Common Stock beneficially owned assumes that there are a total of 47,177,430 shares of Common Stock outstanding as of August 2, 2016, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 4, 2016. Based on this number of outstanding shares of Common Stock, as of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding shares of Common Stock as listed on such Reporting Person’s respective reporting page. As of the date hereof, GSO Special Situation Master Fund LP’s direct ownership of 3,220,940 shares of Common Stock represents 6.8% of the outstanding shares of Common Stock. As of August 5, 2016, GSO Special Situations Master Fund LP’s direct ownership of 2,645,055 shares of Common Stock represented 5.6% of the outstanding shares of Common Stock.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 24, 2016

GSO SPECIAL SITUATIONS MASTER FUND LP
By:	GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By:	Blackstone Holdings I L.P., its sole member
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Clear Channel Outdoor Holdings, Inc. – Schedule 13G]

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

[Clear Channel Outdoor Holdings, Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of October 24, 2016, among the Reporting Persons

Exhibit B	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney.

Exhibit C	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith in favor of Marisa Beeney.